EXHIBIT 5.1

Strasburger & Price, L.L.P.

300 Convent Street, Suite 900

San Antonio, Texas 78205

210.250.6000

210.250.6100 (Fax)

www.strasburger.com

August 21, 2009

Royale Energy, Inc.

7676 Hazard Center Drive, Suite 1500

San Diego, California 92108

Re: Registration Statement on Form S-3

Gentlemen:

We have acted as counsel for Royale Energy, Inc., a California corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 2,076,798 shares of the Company's common stock, no par value (the "Shares"), as described in the Registration Statement on Form S-3 (File No. 333-158707) initially filed with the Securities and Exchange Commission (the “Commission”) on April 23, 2009 (the "Initial Registration Statement"). On the date hereof, the initial Registration Statement will be amended by the filing of Amendment No. 1 to the Registration Statement (“Amendment No. 1, the Initial Registration Statement, together with Amendment No. 1 collectively, the “Registration Statement”). The Shares include shares issuable upon exercise of warrants to purchase up to 1,413,481 shares of the Company’s common stock. The Shares may be sold for the benefit of the shareholders of the Company named in the Registration Statement in the manner described in the Registration Statement.

As such counsel, we have conducted such inquiries as we have deemed necessary for the purpose of rendering this opinion. We have examined copies of the Registration Statement and the Exhibits thereto. We have conferred with officers of the Company and have examined the originals or certified, conformed or photostatic copies of such records of the Company, certificates of officers of the Company, certificates of public officials, and such other documents as we have deemed relevant and necessary under the circumstances as the basis of the opinion expressed herein. In all such examinations, we have assumed the authenticity of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that, when and if (a) the Registration Statement shall be declared effective by the Securities and Exchange Commission, as the same may hereafter be amended; (b) the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, are taken; and (c) the Shares shall have been sold as contemplated in the Registration Statement, then all of the Shares, upon execution and delivery of proper certificates therefor, will be legally and validly issued, fully paid and nonassessable.

This opinion is limited in all respects to the California Corporations Code and reported judicial decisions interpreting such laws.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.

Very truly yours,

STRASBURGER & PRICE, L.L.P.

/s/ David Cibrian
By:	David Cibrian
Partner
Licensed to Practice in California